Exhibit 10.1

                              SEPARATION AGREEMENT


     This Separation Agreement (the "Agreement") is made as of the 6th day of April, 2009, between East Boston Savings Bank ("EBSB" or the "Bank) and Leonard
V. Siuda ("Mr. Siuda").

     In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Resignation/Retirement. Effective April 29, 2009 (the "Resignation/Retirement Date"), Mr. Siuda retires from employment with the Bank and resigns from his positions as Treasurer and Chief Financial Officer, and from any other positions that he holds with EBSB, Meridian Interstate Bancorp, Inc., Meridian Financial Services, Inc., Meridian Charitable Foundation, Inc., Hampshire First Bank, Prospect, Inc., ESOP Funding Corp., or any other affiliate of EBSB. If so requested by the Bank, Mr. Siuda shall sign any document reasonably requested by the Bank to confirm any such actions.

     2. Accrued  Compensation.  On April 29, 2009,  the Bank shall pay Mr. Siuda
(a) $5,603.48 for all salary earned but not yet paid through the Resignation/Retirement Date, and (b) the amount of $8,685.39 in payment for his
12.4 accrued but unused vacation days.

     3. Employment Agreement - Salary Continuation. In consideration for Mr. Siuda's release of claims set forth in Section 10 below and the execution, delivery and non-revocation by Mr. Siuda of a second release of claims in the form of Exhibit A hereto (the "Second Release") no sooner than the
Resignation/Retirement Date and no later than 30 days after the Resignation/Retirement Date, the Bank agrees to pay Mr. Siuda an amount equal to $364,226 in equal installments over 24 months pursuant to Section 6(e) of the December 29, 2003 Employment Agreement between Mr. Siuda and EBSB (the "Employment Agreement"), subject to the provisions of Section 7 below, with the first payment commencing on October 30, 2009. The first payment made on October 30, 2009 shall include a catch-up payment covering amounts that would have otherwise been paid during April 30, 2009 through October 29, 2009 but for the six-month delay due to the application of Section 409A of the Code, as referenced in Section 7 of this Agreement. Mr. Siuda's post-termination obligations under the Employment Agreement, including but not limited to those set forth in Section 7 thereof, shall remain in full force and effect following the Resignation/Retirement Date.

     4. Supplemental Executive Retirement Agreement. The Amended and Restated Supplemental Executive Retirement Agreement between Mr. Siuda and EBSB, dated as of January 1, 2007 (the "SERP"), remains in full force and effect. Mr. Siuda has elected to have the Bank pay his SERP benefits in a lump sum payment pursuant to
Section 2(d) of the SERP, in an amount equal to $1,281,818 as adjusted for interest calculated at the Prime Rate as reported in The Wall Street Journal on May 1, 2009 for the period beginning on May 1, 2009 and ending October 29, 2009, subject to the provisions of Section 6 below, with the lump sum payment to be made on October 30, 2009.

     5. Split Dollar and Bank Owned Life Insurance. The Split Dollar Agreement between Mr. Siuda and EBSB, dated December 29, 2003 (the "SDA") and the Bank

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Owned Life Insurance covering Mr. Siuda, remain in full force and effect, and it is acknowledged that the SDA and Bank Owned Life Insurance each provide a death benefit equal to $455,283 and $364,226, respectively, payable to Mr. Siuda's beneficiary upon his death.

     6. Death. In the event of Mr. Siuda's death before all payments are made pursuant to Sections 2, 3 and 4 of this Agreement, all payments will be made to Mr. Siuda's beneficiary, as identified in the SDA, at the same time the payments would have been made if Mr. Siuda had not died, subject to Section 7 of this Agreement.

     7. Section 409A. EBSB has determined that Mr. Siuda is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the "Code"). Because the salary continuation payments referenced in
Section 3 above and the lump sum distribution that Mr. Siuda has elected under his SERP referenced in Section 4 above will be considered deferred compensation subject to Section 409A of the Code, such payments shall not be payable until the date that is the earlier of (i) six months and one day after his separation from service, or (ii) Mr. Siuda's death. The first salary continuation shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

     8. Taxation of Payments and Benefits. EBSB shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except to the extent otherwise specified, nothing in this Agreement shall be construed to require EBSB to make any payments to compensate Mr. Siuda for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

     9. Health Insurance and Other Benefits. EBSB shall provide Mr. Siuda with the right to continue group medical and dental insurance coverage after the Resignation/Retirement Date, at his own expense, under the law known as "COBRA." The terms for that opportunity will be set forth in a separate written notice. The Bank agrees to maintain or cause to be maintained in effect, and to pay or cause to be paid the applicable premiums under, the long term care policies currently in effect for Mr. Siuda and his spouse (UNUM Policy Nos. LAC716035 and LAC716037) respectively, until their respective deaths. Mr. Siuda's eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after the Resignation/Retirement Date in accordance with applicable benefit plan or program terms.

     10. Release of Claims. Mr. Siuda acknowledges that, pursuant to 6(e) of the Employment Agreement, he is required to execute a release of any and all legal claims in a form satisfactory to the Bank as a condition of his eligibility for salary continuation payments under said Section 7(e). Accordingly, Mr. Siuda, in consideration for said salary continuation payments (which are referenced in Section 3 above), to which he acknowledges he otherwise would not be entitled, voluntarily releases and forever discharges the Bank, its affiliated and related entities (including Meridian Interstate Bancorp, Inc., Meridian Financial Services, Inc., Meridian Charitable Foundation, Inc., Hampshire First Bank, Prospect, Inc. and ESOP Funding Corp.), its and their respective predecessors,

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

successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("Claims") that, as of the date when he signs this Agreement, Mr. Siuda has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

o relating to Mr. Siuda's employment by and termination of employment with the Bank and any of its affiliated and related entities;
o    of wrongful discharge;
o    of breach of contract;
o of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act);
o    under any other federal or state statute;
o    of defamation or other torts;
o    of violation of public policy;
o for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
o for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees;

provided, however, that this release shall not affect Mr. Siuda's vested rights under the Bank's Section 401(k) plan, his rights under this Agreement and the agreements referenced in Sections 4 and 5 of this Agreement, or any rights Mr. Siuda may have to indemnification under the Bank's by-laws or Directors & Officers Liability policy. In addition, this release shall not affect the grant of 3,000 restricted stock awards and 15,000 stock options made on March 27, 2009, pursuant to necessary corporate approvals, and such awards and options shall continue to vest as if Mr. Siuda were still an active employee with the Bank subject to a vesting schedule that is typically used for similarly situated executives.

     Mr. Siuda agrees that he shall not accept damages of any nature, other equitable or legal remedies for his own benefit, attorney's fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Bank to enter into this Agreement, Mr. Siuda represents that he has not assigned to any third party any Claim released by this Agreement.

     11. Return of Property. All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, that have been or are in the future furnished to Mr. Siuda by the Bank or are produced by Mr. Siuda in connection with his employment or other engagement will be and remain the sole property of the Bank. Mr. Siuda shall return all such materials and property by the Resignation/Retirement Date, pursuant to Section 7(c) of his Employment Agreement.

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

     12. Nondisparagement. Mr. Siuda shall not at any time, either before or after the Resignation/Retirement Date, make or cause to be made any derogatory or disparaging statement to anyone about EBSB or any of its affiliates, its or their products or services, its or their financial condition or proposals, or about any of the directors, officers or employees of EBSB or its affiliates. Mr. Siuda represents to the Bank that he has not made or caused to be made any such statement prior to entering into this Agreement. The provisions of this section shall not be construed to affect the obligations of Mr. Siuda to testify truthfully in any legal proceeding or to provide truthful information in any government investigation.

     13.  Announcements  re: Mr. Siuda's  Retirement/Resignation.  The Bank will
issue  an   internal   announcement   to   employees   regarding   Mr.   Siuda's
retirement/resignation in the form set forth in Exhibit B hereto.

     14. Integration. This Agreement and the Employment Agreement (as modified hereby), the SERP (as modified hereby) and the SDA constitute the entire agreement between the parties and supersede all prior agreements between the parties. Mr. Siuda acknowledges that this Agreement resolves all matters concerning his employment separation, including without limitation separation compensation.

     15. Assignment; Successors and Assigns, etc. The Bank may assign its rights under this Agreement in the event that it shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon Mr. Siuda and the Bank and each party's respective successors, executors, administrators, heirs and permitted assigns.

     16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     18. Notices. Except for the notice referred to in Section 22 below, any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Mr. Siuda at the last address he has filed in writing with EBSB or, in the case of EBSB, at its main offices, attention of the CEO. Delivery by overnight courier service shall be effective on the first business day after mailing. Delivery by registered or

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

certified mail shall be effective three days after mailing. Delivery in person shall be effective upon delivery.

     19. Amendment. This Agreement may be amended or modified only by a written instrument signed by Mr. Siuda and by a duly authorized representative of the Bank.

     20. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

     21. Consideration of Agreement. Mr. Siuda acknowledges that he has had the opportunity, if he so desired, to take up to 21 days to consider this Agreement. Mr. Siuda agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21 day consideration period. Mr. Siuda further acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. Mr. Siuda represents that he has carefully read and reviewed this Agreement, fully understands all of its terms and conditions, has not relied upon any other representations by the Bank or the employees or agents of the Bank concerning the terms of this Agreement, and is knowingly and voluntarily executing this Agreement.

     22. Revocation Period. Mr. Siuda will have seven days following his signing of this Agreement in which to revoke this Agreement by a written notice to be received by EBSB's counsel, Lawrence Spaccasi, Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, DC 20015 no later than the end of such seven-day period. This Agreement shall not become effective until the revocation period has expired.

     23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original. Such counterparts shall together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                                   EAST BOSTON SAVINGS BANK


                                   By: /s/ Richard Gavegnano
                                      -----------------------------------------
                                      Richard Gavegnano
                                   Its: Chairman and Chief Executive Officer


                                   /s/ Leonard V. Siuda
                                   ----------------------------------------
                                   LEONARD V. SIUDA

                                    EXHIBIT A

                           General Release of Claims.
                           -------------------------

     I, Leonard V. Siuda, acknowledge that, pursuant to 6(e) of my December 29, 2003 Employment Agreement with East Boston Savings Bank (the "Bank"), I am required to execute a release of any and all legal claims in a form satisfactory to the Bank as a condition of my eligibility for salary continuation payments under said Section 6(e). Accordingly, in consideration for such salary continuation payments (which are referenced in Section 3 of the April 6, 2009 Separation Agreement between me and the Bank (the "Separation Agreement")), to which I acknowledge I otherwise would not be entitled, I voluntarily release and forever discharge the Bank, its affiliated and related entities (including Meridian Interstate Bancorp, Inc., Meridian Financial Services, Inc., Meridian Charitable Foundation, Inc., Hampshire First Bank, Prospect, Inc. and ESOP Funding Corp.), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("Claims") that, as of the date when I sign this release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

o relating to my employment by and termination of employment with the Bank and any of its affiliated and related entities;
o    of wrongful discharge;
o    of breach of contract;
o of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act);
o    under any other federal or state statute;
o    of defamation or other torts;
o    of violation of public policy;
o for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and
o for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees;

provided, however, that this release shall not affect my rights under the Bank's
Section 401(k) plan, my rights under this Agreement and the agreements referenced in Sections 4 and 5 of the Separation Agreement, any rights I may have to indemnification under the Bank's by-laws or Directors & Officers
Liability policy, or any rights I may have solely in my capacity as a stockholder of Meridian Interstate Bancorp, Inc. and Hampshire First Bank. In addition, this release shall not affect the grant of 3,000 restricted stock awards and 15,000 stock options made on March 27, 2009, pursuant to necessary corporate approvals, and such awards and options shall continue to vest as if

Mr. Siuda were still an active employee with the Bank subject to a vesting schedule that is typically used for similarly situated executives.

     I agree that I shall not accept damages of any nature, other equitable or legal remedies for my own benefit, attorney's fees, or costs from any of the Releasees with respect to any Claim released hereby. As a material inducement to the Bank to make the salary continuation payments under Section 6(e) of my Employment Agreement, I represent that I have not assigned to any third party any Claim released hereby.

     I have had the opportunity to consider this Release for twenty-one (21) days before signing it. If I have signed this Release within less than twenty-one (21) days of the date of its delivery to me, I acknowledge by signing this Release that such decision was entirely voluntary and that I had the opportunity to consider this Release for the entire twenty-one (21) day period. For the period of seven (7) days from the date when I sign this Release, I have the right to revoke this Release by written notice to the Bank's counsel, Lawrence Spaccasi, Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Suite 400, Washington, DC 20015. For such a revocation to be effective, it must be delivered so that it is received by Mr. Spaccasi or before the expiration of the seven (7) day revocation period. This Release shall not become effective or enforceable during the revocation period. This Release shall become effective on the first business day following the expiration of the revocation period.

     I understand that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge that I have been advised by the Bank to discuss all aspects of this Release with my attorney, that I have in fact retained a personal attorney who has reviewed this Release and represented me concerning it, that I have carefully read and fully understand all of the provisions of this Release and that I am knowingly and voluntarily signing this Release.

     In  signing  this   Release,   I  am  not  relying  upon  any  promises  or
representations made by anyone at or on behalf of the Bank, other than the promises set forth in the Separation Agreement.



         You are advised to consult with an attorney before signing this Release.


/s/ Leonard V. Siuda
-----------------------------------
Leonard V. Siuda



Dated: April 6, 2009